EXHIBIT 21.1

                    SUBSIDIARIES OF THE REGISTRANT

                                            STATE OR COUNTRY OF ORGANIZATION
SUBSIDIARY                                            OR INCORPORATION
----------                                  --------------------------------

Alldata Corporation                                     Delaware
AutoZone Development Corporation                        Nevada
AutoZone Marketing Company                              Nevada
AutoZone Properties, Inc.                               Nevada
AutoZoners, Inc.                                        Nevada
AutoZone Stores, Inc.                                   Nevada
AutoZone Texas, L.P.                                    Delaware
AutoZone Management, L.P.                               Delaware
AutoZone Leadership, Inc.                               Nevada
AutoZone de Mexico, S. de R.L. de C.V.                  Mexico